Fuego Entertainment Issues Letter of Intent to Acquire 14 Television Stations and Delays the Launching of the Television Station in Puerto Rico

MIAMI, August 24, 2006 -- Fuego Entertainment, Inc. (OTC Bulletin Board: FUGO) today announced that it has issued a letter of intent to acquire 14 television stations for a total consideration of $11 million in cash and stock, including the assumption of liabilities. As part of its commitment to acquire these assets, Fuego will place 1 million shares of the Company’s Rule 144 common stock in third-party escrow. The transaction is subject to a 60-day due diligence period and approval by the FCC.

Additionally, Fuego has announced that management has decided to postpone the launch of the television station in Puerto Rico for a few weeks. Delaying the launch of this station allows the Company to restructure its format for a Spanish language network rather than a single station.

“With the proposed acquisition of the 14 TV stations, Fuego is positioned to become one of the largest television broadcasters of Spanish-speaking media,” said Hugo Cancio, CEO. “We will need to tailor each station to meet its market demographics and lay a plan that accomplishes the goal of leading Fuego to becoming a strong media player with further station acquisitions.”

“Management’s decision to get into station ownership will provide an immediate operating base to develop,” stated Felix Danciu, board member. “It is important that the Company realize its vision through organic growth, internal development, and making value-added acquisitions that expand its markets.”

The 14 antennas are located in Alabama, Illinois, Iowa, North Carolina, Florida, Kentucky, Tennessee, Georgia, and Louisiana. The transaction will be treated as an asset acquisition.

Fuego Entertainment is primarily engaged in directing, producing, marketing, and distributing entertainment products, including feature and short films, documentaries, television shows, music, and tour productions.

This press release contains statements, which may constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Fuego Entertainment, Inc., members of their management, and assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.

CONTACT: Fuego Entertainment, Inc., Dan York, Investor Relations, 214 675-2531, ir@fuegoentertainment.net